Exhibit 21.1

LIST OF SIGNIFICANT SUBSIDIARIES

	Percentage of equity interest
Place of incorporation and operations	2024	2023
The British Virgin Islands
APWC General Holdings Limited	100.00%	100.00%
PRC (APWC) Holding Ltd.	100.00%	100.00%
Samray Inc.	100.00%	100.00%
Siam (APWC) Holdings Ltd.	100.00%	100.00%
Moon View Ltd.	100.00%	100.00%
Trigent Investment Holdings Limited	100.00%	100.00%
Crown Century Holdings Ltd.	100.00%	100.00%
Singapore
Sigma Cable Company (Private) Limited (“Sigma Cable”)	98.30%	98.30%
Epan Industries Pte Ltd.	98.30%	98.30%
Singvale Pte Ltd.	100.00%	100.00%
The People’s Republic of China (“PRC”)
Ningbo Pacific Cable Co., Ltd. (“Ningbo Pacific”)	97.93%	97.93%
Shanghai Yayang Electric Co., Ltd. (“SYE”)	68.75%	68.75%
Pacific Electric Wire & Cable (Shenzhen) Co., Ltd. (“PEWS”)	97.93%	97.93%
Hong Kong
Crown Century Holdings Limited (“CCH (HK)”)	97.93%	97.93%
Australia
Australia Pacific Electric Cable Pty Limited (“APEC”)	98.06%	98.06%
Thailand
Charoong Thai Wire and Cable Public Company Limited (“Charoong Thai”) (i)	50.93%	50.93%
Siam Pacific Electric Wire & Cable Company Limited (“Siam Pacific”)	50.93%	50.93%
Double D Cable Company Limited (“Double D”)	50.93%	50.93%
Hard Lek Limited.	73.98%	73.98%
APWC (Thailand) Co., Ltd.	99.48%	99.48%
PEWC (Thailand) Co., Ltd.	99.48%	99.48%
CTW Beta Co., Ltd.	50.89%	50.89%
Siam Fiber Optics Co., Ltd. (“SFO”)	50.93%	50.93%
Taiwan
Asia Pacific New Energy Corporation Limited ("APNEC")	100.00%	100.00%
Pacific Smart System Corporation Limited ("PSSC") (Formerly YASHIN Energy Corporation Limited)	100.00%	100.00%
YADING Energy Corporation Limited ("YADING")	100.00%	100.00%
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